Calculation of Filing Fee Tables
S-8
Prelude Therapeutics Inc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.0001 per share	Other	3,147,681	$ 2.65	$ 8,341,354.65	0.0001381	$ 1,151.94
2	Equity	Common stock, par value $0.0001 per share	Other	629,536	$ 2.25	$ 1,416,456.00	0.0001381	$ 195.61
Total Offering Amounts:						$ 9,757,810.65		$ 1,347.55
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,347.55
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock, par value $0.0001 per share ("Common Stock") that becomes issuable pursuant to the provisions of the Registrant's 2020 Equity Incentive Plan ("2020 EIP") and 2020 Employee Stock Purchase Plan ("2020 ESPP") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of Common Stock. The amount registered represents additional shares of Common Stock to be registered and available for grant under the 2020 EIP resulting from the annual 5% automatic increase in the number of authorized shares available for issuance under the 2020 EIP. The Proposed Maximum Offering Price Per Unit is estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $2.65 was computed by averaging the high and low prices of a share of Common Stock as reported on The Nasdaq Stock Market LLC ("Nasdaq") on March 3, 2026.

[2]	The amount registered represents additional shares to be registered and available for grant under the 2020 ESPP resulting from the annual 1% automatic increase in the number of authorized shares available for issuance under the 2020 ESPP. The Proposed Maximum Offering Price Per Unit is estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $2.25 was computed by averaging the high and low prices of a share of Common Stock as reported on Nasdaq on March 3, 2026, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2020 ESPP.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A